                                                                       EXHIBIT 7

                             [LEHMAN BROTHERS LOGO]


                                                                    May 21, 2002
                                   TRANSACTION


SmithKline Beecham Corporation
One Franklin Plaza
200 N. 16th Street
Philadelphia, PA 19102
Attn: Donald Parman, fax 215-751-5349
CC: James Wheatcroft, fax 44-20-8047-7898
--------------------------------------------------------------------------------
Global Deal Id:   245435
Effort Id:  234119

Dear Sir or Madam:

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between Lehman Brothers Finance S.A. ("Party A") and SmithKline Beecham Corporation ("Party B") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of May 21, 2002, as amended and supplemented from time to time (the "Agreement"), between Party A and Party B. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below.

The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions") and the 2000 ISDA Definitions (the "Swap Definitions", and together with the Equity Definitions, the "Definitions"), in each case as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated into this Confirmation. References herein to "Transaction" shall be deemed references to "Swap Transaction" for purposes of the Swap Definitions and "Share Swap Transaction" for purposes of the Equity Definitions. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern.


Party A and Party B each represents that entering into the Transaction is within its capacity, is duly authorized and does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party. Party A and Party B each represents that (a) it is not relying on the other party in connection with its decision to enter into this Transaction, and neither party is acting as an advisor to or fiduciary of the other party in connection with this Transaction regardless of whether the other party provides it with market information or its views; (b) it understands the risks of the Transaction and any legal, regulatory, tax, accounting and economic consequences resulting therefrom; and (c) it has determined based upon its own judgment and upon any advice received from its own professional advisors as it has deemed necessary to consult that entering into the Transaction is appropriate for such party in light of its financial capabilities and objectives. Party A and Party B each represents that upon due execution and delivery of this Confirmation, it will constitute a legally valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable principles of bankruptcy and creditors' rights generally and to equitable principles of general application.

The terms of the Transaction to which this Confirmation relates are as follows:


Agent: Lehman Brothers Inc. ("LBI") is acting as agent on behalf of Party A and Party B for this Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of this Transaction by either party.


                          LEHMAN BROTHERS FINANCE S.A.
          TALSTRASSE 82 - P.O. BOX 2828 - CH-8021 ZURICH - SWITZERLAND TELEPHONE (41-1) 287 88 42 - TELEFAX (41-1) 287 88 25 - TELEX 812096 LBFS CH

(a)   GENERAL TERMS

  Trade Date:                               May 21, 2002

  Effective Date:                           Three (3) Exchange Business Days
                                            next following the Trade Date

  Valuation Date:                           Each Averaging Date

  Valuation Time:                           4:00 p.m. (local time in New York)

  Shares:                                   The common stock of Quest
                                            Diagnostics, Inc. (the "Issuer")
                                            Ticker: DGX

  Exchange:                                 New York Stock Exchange

  Related Exchange(s):                      Any exchange on which options or
                                            futures on the Shares are traded.

  Number of Shares:                         1,000,000

  Initial Price:                            USD84.55

  Depreciation Floor:                       USD84.55

  Appreciation Cap:                         USD106.11

  Final Price:                              To the extent Physical Settlement
                                            is applicable, Final Price shall
                                            be the closing price per Share
                                            quoted by the Exchange on each
                                            Averaging Date at the Valuation
                                            Time, without regard to extended
                                            or after hours trading. To the
                                            extent Cash Settlement is
                                            applicable, Final Price shall be
                                            the arithmetic average of the
                                            Relevant Prices, and "Relevant
                                            Price" shall be the closing price
                                            per Share quoted by the Exchange
                                            on each Averaging Date at the
                                            Valuation Time, without regard to
                                            extended or after hours trading.

  Averaging Dates:                          July 10, 2006, July 11, 2006, July
                                            12, 2006, July 13, 2006, July 14,
                                            2006, July 17, 2006, July 18,
                                            2006, July 19, 2006, July 20, 2006
                                            and July 21, 2006

  Averaging Date Market Disruption:         Modified Postponement

  Delivery Adjustment:                      (a) If the Final Price is less
                                            than or equal to the Depreciation
                                            Floor, then the Delivery
                                            Adjustment equals 1.0

                                            (b) If the Final Price is greater
                                            than the Depreciation Floor, but
                                            less than or equal to the
                                            Appreciation Cap, then the
                                            Delivery Adjustment equals a
                                            fraction, the numerator of which
                                            is the Depreciation Floor and the
                                            denominator of which is the Final
                                            Price

                                            (c) If the Final Price is greater
                                            than the Appreciation Cap, then
                                            the Delivery Adjustment equals 1.0
                                            minus ((the Appreciation Cap minus
                                            the Depreciation Floor) divided by
                                            the Final Price).


 (b) PARTY A'S PAYMENT OF PURCHASE PRICE

  Purchase Price:                           USD84,550,000.00


         Risk ID: N02050815 / Effort ID: 234119 / Global Deal ID: 245435

  Payment Date:                             To the extent Physical Settlement
                                            is applicable, Party A will pay
                                            the Purchase Price divided by the
                                            Number of Averaging Dates to Party
                                            B on each Delivery Date. To the
                                            extent Cash Settlement is
                                            applicable, Party A will pay the
                                            Purchase Price to Party B on the
                                            Cash Settlement Payment Date.

(c) PARTY B'S DELIVERY OBLIGATIONS



  Settlement Amount:                        On each Averaging Date, the relevant
                                            Delivery Adjustment multiplied by
                                            the relevant Number of Shares for
                                            the relevant Averaging Date,
                                            provided that if such calculation
                                            results in any fractional Share,
                                            the Settlement Amount shall be
                                            rounded up to the next whole
                                            number of Shares and Party A shall
                                            pay the cash value thereof to
                                            Party B.

  Cash Settlement Amount:

                                            The Delivery Adjustment multiplied
                                            by the Number of Shares multiplied
                                            by the Final Price

  Delivery Date:                            Three (3) Exchange Business Days
                                            next following each Averaging Date

  Settlement Option:                        Party B may elect Physical or Cash
                                            Settlement (with respect to all or
                                            a portion of the Number of Shares)
                                            by delivering a written notice of
                                            such election to Party A on or
                                            prior to the Election Date. If
                                            Party B elects Physical or Cash
                                            Settlement with respect to a
                                            portion of the Number of Shares,
                                            (i) Party B will be deemed to
                                            elect the other Settlement Option
                                            with respect to the remainder of
                                            the Number of Shares, (ii) the
                                            Number of Shares for each
                                            settlement option shall be deemed
                                            to be the portion with respect to
                                            which such election was made and
                                            (iii) the Purchase Price shall be
                                            allocated between the settlement
                                            options proportionally to the
                                            Number of Shares for each
                                            settlement option. If Party B does
                                            not provide such notice, Physical
                                            Settlement shall apply if the
                                            Posted Collateral on the Election
                                            Date consists of a number of
                                            freely-tradable Shares equal to
                                            the Number of Shares in book entry
                                            form; otherwise, Cash Settlement
                                            shall apply.

  Election Date:                            The fifth (5th) Exchange Business
                                            Day prior to the first Averaging
                                            Date


  Physical Settlement:                      To the extent Physical Settlement
                                            applies, the Transaction shall
                                            expire in equal proportions of
                                            Shares on each Averaging Date,
                                            with the Delivery Date for each
                                            such Averaging Date occurring
                                            three (3) Exchange Business Days
                                            after each such Averaging Date. On
                                            each such Delivery Date Party B
                                            will deliver a number of
                                            freely-tradable Shares in
                                            book-entry form equal to the
                                            Settlement Amount to Party A, free
                                            and clear of any Encumbrances or
                                            Transfer Restrictions. Party B
                                            acknowledges and understands that
                                            any such delivery may require
                                            Party B to provide an opinion of
                                            counsel and other documentation in
                                            a form acceptable to the Issuer
                                            and the transfer agent for the
                                            Shares to ensure the conversion of
                                            such Shares into book-entry form
                                            in advance of any delivery.


  Cash Settlement:                          To the extent Cash Settlement
                                            applies, Party B will pay the Cash
                                            Settlement Amount to Party A on
                                            the Cash Settlement Payment Date.


         Risk ID: N02050815 / Effort ID: 234119 / Global Deal ID: 245435

  Cash Settlement Payment Date:    Three Exchange Business Days next following
                                   the final Averaging Date

  Collateral:                      If Party B elects to Transfer (and Transfers)
                                   the Independent Amount to Party A (which
                                   Independent Amount shall constitute Eligible
                                   Collateral with respect to Party B), Party
                                   A's Exposure under this Transaction shall be zero and Party B's Credit Support Amount (as
                                   Secured Party) shall be calculated without subtracting the Independent Amounts referred to in clause (iii) of the definition thereof; otherwise, Party A's Exposure under this Transaction shall be calculated as provided in the Credit Support Annex. At any time Party B may revoke such election by Transferring to Party A under the Credit
                                   Support Annex the then Delivery Amount
                                   (determined ignoring the Independent Amount and with Party A's Exposure under this Transaction being calculated as provided in the Credit Support Annex), in which case
                                   Party A shall promptly Transfer the
                                   Independent Amount to Party B. Party B
                                   acknowledges and understands that any
                                   revocation of its election to Transfer the Independent Amount may result in such Shares becoming subject to transfer restrictions under the Securities Act of 1933, as amended
                                   (the "1933 Act"), if such Shares have
                                   previously been converted into book-entry form. "Independent Amount" means, with respect to Party B for this Transaction, a number of Shares free and clear of any Encumbrances or Transfer Restrictions (other than transfer restrictions arising under the 1933 Act and other than under the Stockholders Agreement, dated as of August
                                   16, 1999, between SmithKline Beecham PLC and the Issuer (the "Stockholders Agreement")) equal to the Number of Shares. The
                                   Independent Amount shall include all
                                   Distributions with respect to all Posted
                                   Collateral (other than cash dividends which are not Extraordinary Dividends).
                                   Notwithstanding any provision to the
                                   contrary in the Credit Support Annex, the Independent Amount shall be delivered by Party B without regard to the Minimum
                                   Transfer Amount and, except as provided
                                   above, Party A shall have no obligation to return the Independent Amount to Party B until all of Party B's obligations with respect to this Transaction have been satisfied. Party B agrees to provide three stock powers executed in blank with respect to each certificate evidencing any Shares delivered as Posted Collateral and to update such stock powers as necessary.

                                   Party A may use any Shares constituting
                                   Posted Collateral and the Independent Amount pursuant to Section 6(c) of the Credit Support Annex only upon Party B's consent. Party A agrees that if it uses any Shares pursuant to Section 6(c) of the Credit Support Annex, it will provide additional collateral to Party B, the terms of which shall be consistent with market practice for stock loans of U.S. liquid equity securities unless the parties agree otherwise. Party B acknowledges and understands that any such use may require Party B to provide an opinion of counsel and other documentation in a form acceptable to the Issuer and the transfer agent for the Shares to ensure the conversion of such Shares into book-entry form prior to such use. Party A agrees to cooperate in good faith with respect to the conversion of Shares into book-entry form. Party A agrees that LBI will hold any Shares constituting Posted Collateral in connection with this Transaction, that Party B is the beneficial owner of such Shares, and that, if such Shares are being held by LBI in book-entry form and are not being used by Party A pursuant to Section 6(c) of the Credit Support Annex, LBI will


         Risk ID: N02050815 / Effort ID: 234119 / Global Deal ID: 245435
                                   comply with its obligations under applicable law and regulation (including the rules of the New York Stock Exchange and the National Association of Securities Dealers) to forward to the beneficial owner all proxy and other materials properly furnished to it by the Issuer, in accordance with its standard business practices.


ADJUSTMENTS:

   Method of Adjustment:
                                       Calculation Agent Adjustment

   Extraordinary Dividends:            For purposes of this Transaction and the
                                       definition of a "Potential Adjustment
                                       Event" (without limiting the generality
                                       of clause (iii) of Section 9.1(e) of the Equity Definitions), an "Extraordinary
                                       Dividend" shall mean, as calculated by
                                       the Calculation Agent, (i) any cash
                                       dividend or distribution declared with
                                       respect to the Shares at a time when the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods; (ii) any increase or decrease by more than 5% (determined on an annualized basis) in the then current quarterly dividend or (iii) any other "special" cash or non-cash dividend on or distribution with respect to the Shares which is, by its terms or declared intent, declared and paid outside the normal operations or normal dividend procedures of the Issuer.

EXTRAORDINARY EVENTS:

   Consequences of Merger Events:

   (a)  Share-for-Share:               Alternative Obligation

   (b)  Share-for-Other:               Cancellation and Payment

   (c)  Share-for-Combined:            Alternative Obligation with respect to
                                       the New Shares and  Cancellation and
                                       Payment with respect to the Other
                                       Consideration

Alternative Obligation:                The applicable definition of "Alternative
                                       Obligation" in subsections 9.3(b)and (d) of the Equity Definitions shall be amended by adding the following at the end of each such subsection:

                                       "including any one or more of the Initial
                                       Price, Final Price, Relevant Price,
                                       Number of Shares, Appreciation Cap,
                                       Depreciation Floor, Delivery Adjustment
                                       and any other variable relevant to the
                                       exercise, settlement or payment terms of each such Transaction. In addition, the Calculation Agent will determine if the change in the volatility of the New Shares (as compared with the Shares) affects the theoretical value of any such Transaction, and if so, shall in a commercially reasonable manner make an adjustment to the Appreciation Cap to reflect such change in theoretical value. Any adjustment made pursuant to this paragraph will be effective as of the date determined by the Calculation Agent on or following the Merger Date.

NATIONALIZATION, INSOLVENCY,           Cancellation and Payment
HEDGING DISRUPTION EVENT, BORROW
LOSS OR INCREASE IN BORROW COSTS:

Definitions:                           The definition of "Merger Event" in
                                       Section 9.2(a) of the Equity Definitions shall be amended by deleting subsection
                                       9.2(a)(iii) in its entirety and replacing it with the following:

                                       "(iii) other takeover offer for the
                                       Shares that results in a transfer of or
                                       an irrevocable commitment to transfer 25% or more of all the


         Risk ID: N02050815 / Effort ID: 234119 / Global Deal ID: 245435
                                    outstanding Shares (other than the Shares owned or controlled by the offeror)"

                                    For purposes of the definition of
                                    "Cancellation and Payment" in Sections
                                    9.3(c)(ii), 9.3(d)(ii) and 9.6, this
                                    Transaction shall be deemed to be a Share
                                    Option Transaction. The amount payable upon Cancellation and Payment will be the amount agreed upon promptly by the parties after the Merger Date or the date of the occurrence of the Nationalization, Insolvency, Hedging Disruption Event, Increase in Borrow Costs or Borrow Loss, as the case may be. In the absence of such agreement, the amount payable will be determined by the Calculation Agent in a commercially reasonable manner (without the requirement of soliciting dealer quotations) as the fair value of the Transaction with terms that would preserve the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Nationalization, Insolvency, Hedging Disruption Event, Increase in Borrow Costs, Borrow Loss or Merger Event, as applicable. The Calculation Agent will determine the amount payable on the basis of the factors identified in subparagraphs (i), (ii) and (iii) in Section 9.7(b) and such other factors as it deems appropriate in a commercially reasonable manner.

Additional Extraordinary Events:    "Hedging Disruption Event" means that the
                                    Shares cease to be listed on or quoted by the Exchange, the Nasdaq National Market
                                    System or the American Stock Exchange for any reason (other than a Merger Event).

                                    If an Increase in Borrow Costs occurs, then by the Valuation Time on the day such event occurs, Party B shall:

                                    (a) (i) permit Party A to use the Shares posted as Posted Collateral and the Independent Amount pursuant to Section 6(c) of the Credit Support Annex and (ii) ensure that such Shares are freely tradable and have been converted into book-entry form; or

                                    (b) agree to adjustments to the terms of this Transaction to reflect the Total Borrow Cost, which adjustments will be determined by the Calculation Agent in a commercially reasonable manner; or

                                    (c) agree to pay the Total Borrow Cost.

                                    If Party B does not agree to (a), (b) or (c) by the Valuation Time on the day on which the Increase in Borrow Costs occurs, Cancellation and Payment shall immediately be applicable.

                                    If a Borrow Loss occurs, the Calculation
                                    Agent shall notify Party A and Party B and
                                    Cancellation and Payment shall immediately be applicable unless, by the later of the Valuation Time on the day on which the Borrow Loss occurs or three hours after such notification, (i) Party B permits Party A to use the Shares posted as Posted Collateral and the Independent Amount pursuant to
                                    Section 6(c) of the Credit Support Annex and
                                    (ii) such Shares are freely tradable and have been converted into book-entry form.


         Risk ID: N02050815 / Effort ID: 234119 / Global Deal ID: 245435

                                    Party B acknowledges and understands that any use of the Shares posted as Posted Collateral pursuant to Section 6(c) of the Credit Support Annex may require Party B to provide an opinion of counsel and other documentation in a form acceptable to the Issuer and the transfer agent for the Shares to ensure the conversion of such Shares into book-entry form prior to the occurrence of the Borrow Loss or the Increase in Borrow Costs, as applicable.

                                    If Party A is permitted to use the Shares posted as Posted Collateral pursuant to
                                    Section 6(c) of the Credit Support Annex,
                                    Party A shall adjust the terms of this
                                    Transaction in a commercially reasonable manner to reflect its lower borrowing costs for the period that Party A is permitted to use the Shares (which borrowing costs will reflect the interest rate earned by Party A on any collateral posted to Party B in connection with such use).

                                    The Calculation Agent shall notify both
                                    parties as soon as the average rebate earned by Party A on collateral posted for any Shares borrowed in connection with this Transaction is at or below 1% (determined on an annualized basis).

                                    "Borrow Cost" means the difference between the actual rebate earned by Party A on collateral posted for any Shares borrowed in connection with this Transaction and the General Collateral Rate, multiplied by the closing price per Share quoted by the Exchange at the Valuation Time on the preceding Exchange Business Day, multiplied by the Hedge Delta on the preceding Exchange Business Day, calculated on an actual/360 basis, as determined by the Calculation Agent in a commercially reasonable manner.

                                    "Borrow Loss" means that it becomes
                                    impracticable for Party A to borrow Shares equal to its desired Hedge Delta on any day, as determined by the Calculation Agent in a commercially reasonable manner.

                                    "General Collateral Rate" means the general collateral rebate rate earned by market participants in general on collateral posted for U.S. liquid equity securities as determined by the Calculation Agent in a commercially reasonable manner. The Calculation Agent will provide evidence of the General Collateral Rate to either party upon request.

                                    "Hedge Delta" means the number of Shares borrowed by Party A in connection with this Transaction, as determined by the Calculation Agent in a commercially reasonable manner.

                                    "Increase in Borrow Costs" means that the actual rebate earned by Party A on collateral posted for any Shares borrowed in connection with this Transaction is at or below zero for ten (10) days or longer, as determined by the Calculation Agent in a commercially reasonable manner.

                                     "Total Borrow Cost" means the Borrow Cost for every day from the day on which the Increase in Borrow Costs occurs until the final Delivery Date, the Cash Settlement Payment Date or the effective date for any Elected Termination, as applicable.


         Risk ID: N02050815 / Effort ID: 234119 / Global Deal ID: 245435

Bankruptcy Code:                    Without limiting any other protections
                                    under the Bankruptcy Code (Title 11 of
                                    the United States Code) (the "Bankruptcy
                                    Code"), the Parties hereto intend for:


                                    (a) This Transaction and the Agreement to be a "swap agreement" as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Section 560 of the Bankruptcy Code.


                                    (b) A party's right to liquidate this
                                    Transaction and to exercise any other
                                    remedies upon the occurrence of any Event of Default or Termination Event under the Agreement or this Transaction to constitute a "contractual right" as described in
                                    Section 560 of the Bankruptcy Code.


                                    (c) Any cash, securities or other property provided as performance assurance, credit support or collateral with respect to this Transaction or the Agreement to constitute "transfers" under a "swap agreement" as defined in the Bankruptcy Code.


                                    (d) All payments for, under or in connection with this Transaction or the Agreement, all payments for any securities or other assets and the transfer of such securities or other assets to constitute "transfers" under a "swap agreement" as defined in the Bankruptcy Code.

Party B Representations:            In addition to the representations set forth
                                    in the Agreement, Party B further represents that;


                                    (a) Neither Party A nor any of its
                                    affiliates has advised Party B with respect to any legal, regulatory, tax, accounting or economic consequences arising from this Transaction, and neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above), or advisor for Party B in connection with this Transaction.

                                    (b) Party B is not in possession of any
                                    material non-public information concerning the business, operations or prospects of the Issuer and was not in possession of any such information at the time of placing any order with respect to the Transaction.

                                    "Material" information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of the Issuer(s).

                                    (c) Party B is the legal and beneficial
                                    owner of the Shares, free and clear of any Encumbrances or any Transfer Restrictions (other than transfer restrictions arising under the 1933 Act and other than under the Stockholder's Agreement), and, upon the transfer of the Shares to Party A in settlement of this Transaction (except to the extent that Party B elects the Cash Settlement option, if any) Party A will acquire good and marketable title and will be the beneficial owner of the Shares, free and clear of any Encumbrances or any Transfer Restrictions.

                                    "Encumbrance" means any pledge,
                                    hypothecation, assignment, encumbrance,
                                    charge, claim, security interest, option, preference,


         Risk ID: N02050815 / Effort ID: 234119 / Global Deal ID: 245435
                                    priority or other preferential arrangement of any kind or nature whatsoever, or other charge, claim or other encumbrance (other than an Encumbrance routinely imposed on all securities in the relevant Clearance System).

                                    "Transfer Restriction" means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto, whether set forth in such security or other property itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such security or other property be consented to or approved by any person, including, without limitation, the Issuer or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security or other property, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to be given to the Issuer, any other obligor on or any registrar or transfer agent for, such security or other property, and (iv) any registration or qualification requirement or prospectus delivery requirement for such security or other property pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the 1933 Act).

                                    (d) As of the date hereof (without giving effect to the transactions contemplated hereby) Party B is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act")) of 22,128,672 Shares, which constitutes approximately 22.8% of the outstanding Shares of the Issuer (as at April 30, 2002). Party B is currently, and in the past has been, in compliance with any applicable reporting and other obligations under
                                    Section 13 and Section 16 of the 1934 Act.
                                    Party B shall comply with all applicable reporting and other requirements of Section 13 and Section 16 of the 1934 Act (and the rules and regulations promulgated thereunder) relating to this Transaction. Party B will provide Party A with a draft of any amendments to its Schedule 13D which relate to the Transaction and will give Party A a reasonable opportunity to comment on the draft. Party B shall promptly file all amendments to its Schedule 13D in a form reasonably acceptable to Party A.

                                    (e) Party B's entry into this Transaction, any sale of Shares hereunder, the pledge of any Eligible Collateral hereunder and Party A's exercise of all rights and remedies hereunder with respect to such Eligible Collateral complies with and is not in any way limited by (i) any trading or "blackout" policies of the Issuer or (ii) any other conditions or restrictions imposed by the Issuer on the sale, transfer, loan, pledge, disposition or other use by its employees of any Eligible Collateral or Shares.

                                    (f) Party B acquired the Shares and paid for the Shares in full more than one year prior to the Trade Date. Party B did not acquire the

         Risk ID: N02050815 / Effort ID: 234119 / Global Deal ID: 245435

                                    Shares in contemplation of, or in a
                                    transaction that was contingent upon,
                                    entering into this Transaction.

                                    (g) Neither Party B nor any person who would be considered to be the same "person" (as such term is used in Rule 144(a)(2) under the 1933 Act, has sold any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares during the preceding three (3) months prior to the Trade Date. For purposes of this paragraph, "Shares" shall be deemed to include securities convertible into or exchangeable or exercisable for Shares and any other security or instrument that would be subject to aggregation under paragraphs
                                    (a)(2) and (e) of Rule 144 under the 1933
                                    Act.

                                    (h) Party B has not made, and will not make, any payment in connection with the offering or sale of the Shares to any person other than Party A.

                                    (i) Party B has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any proposed sale of the Shares.

                                    (j) The Shares constituting Posted
                                    Collateral are currently eligible for public resale by Party B pursuant to Rule 144 under the 1933 Act. Party B acknowledges and agrees that (i) the entering into of this Confirmation will constitute a sale for purposes of Rule 144, (ii) Party B has not taken and will not take any action that would cause the sale made pursuant to this Confirmation to fail to meet all applicable requirements of Rule 144, including without limitation, the volume limitations of Rule 144(e).

MUTUAL REPRESENTATION:              Party A and Party B each represent that the
                                    Number of Shares will not exceed the greater of (i) 1% of the outstanding Shares as shown by the most recent report or statement published by the Issuer, or (ii) the average reported weekly volume of trading in the Shares during the four calendar weeks preceding the Trade Date.

COVENANTS:                          (a) Party B will transmit three signed
                                    copies of a Form 144 for filing with the Securities and Exchange Commission (the
                                    "SEC"), the Exchange and the Issuer
                                    concurrently with the execution of this
                                    Confirmation.

                                    (b) Party B will send to Party A via
                                    facsimile a copy of each Form 144 and each filing under Section 13 or 16 of the Exchange Act, if any, relating to this Transaction concurrently with filing or transmission for filing, as the case may be, of such form to or with the SEC.

                                    (c) Party A covenants that, through its
                                    affiliate Lehman Brothers Inc., it will
                                    introduce into the public market a number of Shares equal to the Number of Shares in a manner consistent with the manner-of-sale conditions described in 144(f) and (g) under the 1933 Act.


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                                  Page 10 of 11

                                    (d) Each party acknowledges and agrees that upon execution of this Confirmation, this Confirmation shall constitute a "binding commitment" within the meaning of the interpretive letter from the SEC to Goldman, Sachs & Co. dated December 20, 1999.

Elected Termination:                Party B may elect to terminate this
                                    Transaction upon mutually agreed upon terms.
                                    The Calculation Agent will calculate any amounts owing upon such early termination in a commercially reasonable manner. Upon request, the Calculation Agent will provide the assumptions it used to calculate any amounts owing.



Payments on Early Termination:      Party A and Party B agree that for
                                    this Transaction, for purposes of
                                    Section 6(e) of the Agreement, Loss
                                    and the Second Method will apply.

Additional Provision:               Party B hereby identifies the Shares
                                    initially pledged as Posted Collateral under this Transaction as a position with respect to personal property that is an offsetting position with respect to Party B's rights and obligations hereunder and that is part of a "straddle" with such rights and obligations within the meaning of section
                                    1092 of the Internal Revenue Code of 1986, as amended, and Party A acknowledges that Party B has identified the Shares for that purpose.

Calculation Agent:                  Lehman Brothers Inc., whose adjustments,
                                    determinations and calculations shall be made in a commercially reasonable manner.

THIS TRANSACTION HAS BEEN ENTERED INTO FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; THIS TRANSACTION MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Please confirm your agreement with the foregoing by executing this Confirmation and returning it to us at facsimile number 201-524-2080,
Attention: Documentation.

Yours sincerely,                   Confirmed as of the date first above written:
LEHMAN BROTHERS FINANCE S.A.       SMITHKLINE BEECHAM CORPORATION




By: /s/ Philip Franz               By:  /s/ Donald F. Parman
    ------------------                  -------------------------
Name:  Philip Franz                Name:  Donald F. Parman
Title: Vice President              Title: Vice President & Secretary




By:  /s/ Diana Nottingham
     --------------------
Name:  Diana Nottingham
Title: Vice President

Execution time will be furnished upon Counterparty's written request.



         Risk ID: N02050815 / Effort ID: 234119 / Global Deal ID: 245435

                                  Page 11 of 11